Exhibit 23.2

Nexia Brisbane Audit Pty Ltd Level 28, 10 Eagle St Brisbane QLD 4000 GPO Box 1189 Brisbane QLD 4001 E: email@mexiabrisbane.com.au P: + 61 7 3229 2022

Board of Directors Piedmont Lithium Inc. Belmont, North Carolina	nexia.com.au

Dear Directors,

CONSENT

We hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-259798) of Piedmont Lithium Inc. of our report dated February 26, 2023, relating to the consolidated financial statements of Sayona Mining Limited which appears in the Annual Report on Form 10-K filed by Piedmont Lithium Inc for the year ended December 31, 2022, and our report dated February 22, 2024, relating to the consolidated financial statements of Sayona Mining Limited which appears in the Annual Report on Form 10-K filed by Piedmont Lithium Inc for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in the prospectuses therein.

/s/ Nexia Brisbane Audit Pty Ltd

Nexia Brisbane Audit Pty Ltd

/s/ Ann-Maree Robertson

Ann-Maree Robertson

Director

Date: 27 February 2024

Advisory. Tax. Audit

Registered Audit Company 299289

Nexia Brisbane Audit Pty Ltd (ABN 49 115 261 722) is a firm of Chartered Accountants. It is affiliated with but independent from Nexia Australia Audit Pty Ltd. Nexia Australia Pty Ltd is a member of Nexia International, a leading, global network of independent accounting and consulting firms. For more information please see www.nexia.com.au/legal. Neither Nexia International nor Nexia Australia Pty Ltd provide services to clients.

Liability limited under a scheme approved under Professional Standards Legislation.